EXHIBIT 99.1

CONTACT: David H. Sternblitz
Director, Investor and Public Relations
(972) 580-5047

ZALE ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM AND ANNOUNCES
WEBCAST OF INVESTOR MEETING

     DALLAS, Texas, July 17, 2002 — Zale Corporation (NYSE: ZLC), North America’s largest specialty retailer of fine jewelry, reported today that the Company’s Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management’s discretion, may purchase until July 31, 2003, up to an aggregate of $50 million of Zale common stock on the open market. This action represents the Company’s sixth consecutive year of participation in a repurchase program.

     The Company also reiterated that it is conducting its year-end review of the inventory reserves that it maintains under the last-in, first-out (“LIFO”) inventory accounting methodology. The purpose of the review is to compare actual inflation and inventory levels to previous interim estimates to determine the impact, if any, on the LIFO reserve.

     In connection with the approval of the repurchase program, the Board of Directors also extended the current window period during which officers, directors and the Company may purchase stock from July 19, 2002, to July 31, 2002.

     In addition, the Company has announced an upcoming investor meeting that will be broadcast on the Company’s Website at www.zalecorp.com. The broadcast will begin Thursday, July 18th, at approximately 8:15 a.m. Eastern Time. For additional information, please contact Investor Relations.

     Zale Corporation is North America’s largest specialty retailer of fine jewelry operating more than 2,300 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s business units include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon’s Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.